Ex-99.(h)(8)

GUIDESTONE FUNDS

AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is made as of                      by and between GUIDESTONE FUNDS (the “Trust”) and BNY MELLON INVESTMENT SERVICING (US) INC. (f/k/a PFPC Inc.) (“BNY Mellon”).

BACKGROUND:

A.	The Trust and BNY Mellon are parties to an Administration and Accounting Services Agreement dated as of August 27, 2001 (the “Agreement”). This Amendment is an amendment to the Agreement and shall be applicable solely to the portfolios identified on Exhibit 1 hereto.

B.	The Trust desires that BNY Mellon provide the money market fund services described in this Amendment. All “Rules” referenced herein are rules promulgated under the Investment Company Act of 1940, as amended.

C.	The Trust and BNY Mellon desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 and an electronic file of the monthly portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure (collectively “Money Market Reports”) for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Trust of the identity of the Print Vendor, and the Trust is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

2.	BNY Mellon shall provide the following services to the Trust:

2.1	BNY Mellon, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to, as applicable for the particular Money Market Report: (i) prepare, on a monthly basis, Form N-MFP; (ii) prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure; (iii) file Form N-MFP with the U.S Securities and Exchange Commission; and (iv) provide the electronic file prepared pursuant to Section 2.1(ii) herein to the Trust, or at the Trust’s written direction, to a third party (together, the “Services”).

2.2	Neither BNY Mellon nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service on the Trust’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties hereto. The Trust acknowledges that it shall be responsible for the retention of the Money Market Reports in accordance with Rule 2a-7 or any other applicable rule or regulation.

2.3	Unless mutually agreed in writing between BNY Mellon and the Trust, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Reports. At the request of the Trust and upon the mutual agreement of the parties hereto as to the scope of any changes and the additional compensation of BNY Mellon, BNY Mellon will, or will cause the Print Vendor to, customize the Money Market Report described in Section 2.1(ii) above. Any such customization to be further described in an exhibit to this Amendment.

3.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Trust, the Trust’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of the Money Market Reports; (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party; and (c) review of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon and shall not be used to imply any responsibility or liability against BNY Mellon.

4.

The Trust, in a timely manner, shall review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to review and comment on, each Form N-MFP. The Trust shall provide timely final sign-off of, and authorization and direction to file, each Form N-MFP. Absent such timely final sign-off, authorization and direction by the Trust, BNY Mellon shall be excused from its obligations to prepare and file the affected Form N-MFP. BNY Mellon is providing the Services based on the representation and warranty of the Trust, that the Services together with the activities of the Trust in accordance with its internal policies, procedures and controls shall together satisfy requirements of the laws applicable to the Trust and Money Market Reports.

5.	Notwithstanding any provision of this Amendment, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of the Services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Trust or any other person.

6.	As compensation for the Services, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

The Trust hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment; (ii) the fees and expenses associated with this Amendment; and (iii) any benefits accruing to BNY Mellon and/or any affiliate of the Trust relating to this Amendment have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

7.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the Services.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

GUIDESTONE FUNDS

By:

Name:

Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

EXHIBIT 1

Portfolio Name

GuideStone Funds Money Market Fund